EXHIBIT 10.43

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

This SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT is made as of this 23th day of July, 2007 by and between BioDrain Medical, Inc., a Minnesota corporation (the “Company”) and the Purchasers identified in Schedule A (hereinafter collectively referred to as the “Purchasers” or the “Buyers”) including Core Fund Management, L.P. (“Core Fund”).

ARTICLE I

PURCHASE, SALE AND TERMS OF NOTES

1.01.  The Notes.  The Company has authorized the issuance and sale to the Purchasers of the Company’s Secured Convertible Notes, due April __, 2008, in the original aggregate principal amount of $150,000.00.  The Secured Convertible Notes shall be substantially in the form set forth in Exhibit 1.01 hereto and are herein referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor.  The Notes shall be secured under the terms of the Security Agreement. The Company intends to complete an equity financing of approximately $1.5 million.  The Notes shall be convertible into shares of the common stock (“Common Stock”) of the Company and warrants to purchase shares of Company common stock upon the terms set forth in the Notes. Any references herein to “Notes” shall be a reference to a single Note, in the event only one Note in the aggregate amount of $150,000 is issued and sold by the Company hereunder.

1.02.  Purchase and Sale of Notes.

(a)           The Closing.  The Company agrees to issue and sell to the Purchasers, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchasers agree to purchase, the Notes for an aggregate purchase price of $150,000.  Such purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Richardson & Pate LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, CA  90024 at 1:00 P.M., or on such other date and at such time as may be mutually agreed upon.

(b)           Use of Proceeds.  The Company agrees to use the full proceeds from the sale of the Notes solely for general working capital net of a retainer of legal fees to Richardson & Patel LLP of $15,000 and fees to Longport of 10% of gross proceeds.

1.03.  Payments and Endorsements.  Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchasers at the addresses provided by Purchasers from time to time.

1.04.  Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Minnesota, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

1.05.  Representations by the Purchasers.  The Purchasers represent, severally and not jointly, that it is each Purchaser’s present intention to acquire the Notes for their own account and that the Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the Notes or shares underlying the Notes shall at all times be within each Purchaser’s control.

ARTICLE II

CONDITIONS TO PURCHASERS’ OBLIGATION

The obligation of the Purchasers to purchase and pay for the Notes at the Closing is subject to the following conditions:

2.01.  Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article III hereof shall be true on the date of the Closing.

2.02.  Documentation at Closing.  The Purchasers shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchasers and its special counsel:

(a)           A Security Agreement, in the form attached as Exhibit 2.02(a), (the “Security Agreement”), and all related financing statements and other similar instruments and documents, shall have been executed and delivered to the Purchasers by a duly authorized officer of the Company.

(b)           A certificate of good standing from the Minnesota Secretary of State certifying that the Company is in good standing under the laws of the State of Minnesota.

(c)           The Notes in the form attached as Exhibit 2.02(o).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

3.01.  Organization and Standing of the Company.  The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.  The Company has no Subsidiaries.

3.02.  Corporate Action.  The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Security Agreement, the Notes and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be.  The issuance of the Notes is not subject to preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which the Company is a party or by which it is bound.

3.03.  Governmental Approvals.  No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by it of its obligations under, this Agreement, the Security Agreement or the Notes.

3.04.  Litigation.  There is no litigation or governmental proceeding or investigation pending or, to the best of the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or against any officer, key employee or principal stockholder of the Company where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on the Company.  Neither the Company, nor, to the best of the knowledge of the Company, any officer or key employee of the Company, or principal stockholder of the Company, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company.

3.05.  Compliance with Other Instruments.  The Company is in compliance in all respects with the terms and provisions of its charter and by-laws and in all material respects with the terms and provisions of the mortgages, indentures, leases, agreements and other instruments and of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject.

3.06.  Title to Assets, Trademarks, Patents. The Company has good and clear record and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent balance sheet of the Company or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances.  The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.  The Company owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others.

3.07.  Taxes.  The Company has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor.  The Company knows of no assessments or adjustments pending or threatened against the Company for any period, nor of any basis for any such assessment or adjustment.

3.08.  Insurance.  The Company carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

3.09.  Books and Records.  The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.10   Other Debt.  The Company has no other secured or unsecured debt, other than obligations incurred in the ordinary course of its business.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01.  Affirmative Covenants of the Company .  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions:

(a)           Punctual Payment.  Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

(b)           Payment of Taxes and Trade Debt.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company, provided that neither the Company shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company  shall have set aside on its books adequate reserves with respect thereto.  Pay when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company, except such as are being contested in good faith and by appropriate proceedings if the Company concerned shall have set aside on its books adequate reserves with respect thereto.

(c)           Maintenance of Insurance.  Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

(d)           Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation.  Preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

(e)            Compliance with Laws.  Comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or other.

(f)            Keeping of Records and Books of Account.  Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company a and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(g)           Maintenance of Properties, etc.  Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(h)           Equity Financing.  On or before 100 days from the date of this Agreement, the Company will conduct an equity financing (“Equity Financing”) or similar transaction approved by Core Fund.  If such a transaction is not consummated within the fixed term of the Notes, then the Company shall owe a one-time cash payment equal to 10% of the principal amount of the Notes in addition to the principal and interest then owing.  In connection with the Equity Financing, ownership of company shareholders shall reflected in the target capitalization table in Exhibit 3.03, on a fully diluted post equity financing basis.  Should the final fully-diluted, post-equity financing capitalization of the Company result in additional outstanding shares, warrants, options or other equity linked securities compared to the proposed capitalization set forth in Exhibit 3.03, the amount of Company shares shall be adjusted accordingly to reflect 10% of the surviving corporation’s common stock on a fully-diluted, post-Equity Financing basis.

(i)            Registration of Shares.  The Company shall include the shares issuable upon conversion of the Note including in a Registration Statement filed within 120 days after closing of the Equity Financing and use its best efforts to have the Registration Statement declared effective as soon as possible.  In the event the Company does not file the required Registration Statement within 120 days after the closing of the Equity Financing, then the Company shall pay to the Purchasers a one-time payment equal to $25,000.  In the event the Registration Statement is not declared effective within 180 days of the closing of the Equity Financing, the Company shall pay an amount equal to an additional $5,000 each month until the Registration Statement is declared effective, or until such time as Rule 144 is available for sale of the shares, whichever is first.

(j)           Conversion of Note.  The Notes are contemplated as a bridge loan to an equity financing of approximately $1,500,000 in conjunction with a going public transaction pursuant to a reverse merger or similar transaction.  At the closing of such financing and reverse merger, this Note shall automatically convert into shares of Company common stock at $0.17 per share and 882,353 warrants to purchase Company common stock at $0.42 per share.

(k)           No Refinancing.  The Company cannot call, refinance, or repay the Notes prior to consummation of the Reverse Merger.

ARTICLE V

EVENTS OF DEFAULT

5.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Company shall fail to pay any installment of principal of any of the Notes when due; or

(b)           The Company shall fail to pay any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

(c)           The Company shall default in the performance of any covenant contained in this Agreement or the Security Agreement; or

(d)           Any representation or warranty made by the Company this Agreement or the Security Agreement or by the Company in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect.

ARTICLE VI

DEFINITIONS AND ACCOUNTING TERMS

6.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Secured Convertible Note Purchase Agreement as from time to time amended and in effect between the parties.

“Company” means and shall include BioDrain Medical, Inc., and its successors and assigns.

“Notes” shall have the meaning assigned to that term in Section 1.01.

“Person” means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchaser” means and shall include the Purchasers identified in Schedule A.

“Securities Act” means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

“Subsidiary” or “Subsidiaries” means any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time all of the outstanding shares of every class of such corporation or trust other than directors’ qualifying shares.

6.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of financial statements in the United States.

ARTICLE VII

MISCELLANEOUS

7.01.  No Waiver; Cumulative Remedies.  No failure or delay on the part of the Purchaser, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.02.  Amendments, Waivers and Consents.  Any provision in this Agreement the Notes to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least seventy-five percent (75%) in principal amount of all Notes then outstanding, and (ii) shall, in each case, deliver copies of such consent in writing to any holders who did not execute the same; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes the consent of the holders of which is required under this Section.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holders who did not execute the same.

7.03.  Addresses for Notices, etc.  All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed via certified mail or  by courier delivery and  delivered to the applicable party at the addresses indicated below:

If to the Company:

Kevin Davidson, CEO
BioDrain Medical, Inc.
699 Minnetonka Highlands Lane
Orono, Minnesota, 55356-9728

With a copy to:

Ryan S. Hong, Esq.
Richardson & Patel  LLP
10900 Wilshire Boulevards, Suite 500
Los Angeles, California 90024-6525

If to the Purchaser:

Payments should be mailed to:

The address indicated on such Purchaser’s Lender Questionnaire

If to any other holder of the Notes:  at such holder’s address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall, when mailed or sent by courier, respectively, be effective when deposited in the mails or delivered by courier, respectively, addressed as aforesaid.

7.04.  Costs, Expenses and Taxes.  The Company agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Security Agreement, the Notes and other instruments and documents to be delivered hereunder, including attorneys fees, up to a maximum of $10,000, payable out of funds received through the Notes.  In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Security Agreement, the Notes and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

7.05.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

7.06.  Survival of Representations and Warranties.  All representations and warranties made in this Agreement, the Notes, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

7.07.  Prior Agreements.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

7.08.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.09.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon.

7.10.  Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.11.  Sealed Instrument.  This Agreement is executed as an instrument under seal.

7.12.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

7.13.  Further Assurances.  From and after the date of this Agreement, upon the request of the Purchaser, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Security Agreement and the Notes.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BIODRAIN MEDICAL, INC. By: /s/ Kevin Davidson Kevin Davidson, CEO

PURCHASER(S):

 EXHIBIT 1.01

FORM OF SECURED CONVERTIBLE NOTE

EXHIBIT 2.02(a)

FORM OF SECURITY AGREEMENT